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[___], 2024

Board of Trustees, Leuthold Funds, Inc.
Board of Trustees, Managed Portfolio Series

Re:    Agreement and Plan of Reorganization (“Agreement”) adopted as of [___], 2024 by and by and between Managed Portfolio Series, a Delaware statutory trust (“MPS”), on behalf of its new series, the Leuthold Core Investment Fund, Leuthold Global Fund, Leuthold Select Industries ETF, Leuthold Grizzly Short Fund and Leuthold Core ETF (each, an “Acquiring Fund,” and, collectively, the “Acquiring Funds”), and Leuthold Funds, Inc., a Mayland corporation (“LFI”), on behalf of its series, the Leuthold Core Investment Fund, Leuthold Global Fund, Leuthold Select Industries Fund, Leuthold Grizzly Short Fund and Leuthold Core ETF (each, a “Target Fund,” and, collectively, the “Target Funds”)

Ladies and Gentlemen:

    You have requested our opinion as to certain federal income tax consequences of the Reorganization of each Target Fund, pursuant to which: (i) the Acquiring Fund will acquire all of the assets, property, and goodwill of the corresponding Target Fund in exchange solely for (A) (as applicable) shares of the Acquiring Fund, and any cash in lieu of fractional shares, and (B) the assumption by the Acquiring Fund of all of the liabilities of the corresponding Target Fund, and (ii) the corresponding Target Fund will distribute such shares of the Acquiring Fund to shareholders of the corresponding classes of shares of the corresponding Target Fund (as applicable) in redemption of all outstanding shares of the Target Fund, in connection with the liquidation of the Target Fund, all upon the terms and conditions hereinafter set forth in this Agreement (each such transaction, a “Reorganization” and, together, the “Reorganizations”). Following their liquidation, the Target Funds will be dissolved. Each Acquiring Fund is, and will be immediately prior to Closing, a shell series, without assets (other than seed capital) or liabilities, created for the purpose of acquiring the Assets and Liabilities of the corresponding Target Fund. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

Philadelphia, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL
A Pennsylvania Limited Liability Partnership

Board of Trustees, Leuthold Funds, Inc.
Board of Trustees, Managed Portfolio Series
[___], 2024

    In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Agreement, adopted as of [___], 2024; (b) the Proxy Statement/Prospectus provided to shareholders of the Target Fund dated [___], 2024; (c) certain representations concerning the Reorganizations made to us by MPS, on behalf of the Acquiring Funds, and LFI, on behalf of the Target Funds, in letters dated [___], 2024 (the “Representation Letters”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

    For purposes of this opinion, we have assumed that the Target Funds, on the Closing Date of the Reorganizations, satisfy, and immediately following the Closing Date of the Reorganizations, the Acquiring Funds will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganizations are carried out in accordance with the applicable laws of the States of Delaware and Maryland, the terms of the Agreement and the statements in the Representation Letters for each Target Fund and the corresponding Acquiring Fund, it is our opinion that for federal income tax purposes:

1.The acquisition by the Acquiring Fund of all of the Assets of its corresponding Target Fund in exchange for the Acquiring Fund shares, and cash in lieu of fractional shares, and the assumption by the corresponding Acquiring Fund of the Liabilities of its corresponding Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund shares, and cash in lieu of fractional shares, in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Fund and Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.No gain or loss will be recognized by the Target Fund upon the transfer of all of its Assets (after any redemptions of the Target Fund fractional shares) to, and assumption of its Liabilities by, its corresponding Acquiring Fund in exchange solely for the Acquiring Fund shares pursuant to Sections 361(a) and 357(a) of the Code.

3.No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the Assets of its corresponding Target Fund in exchange solely for the Acquiring Fund

Board of Trustees, Leuthold Funds, Inc.
Board of Trustees, Managed Portfolio Series
[___], 2024

shares and the assumption by the Acquiring Fund of the Liabilities of its corresponding Target Fund pursuant to Section 1032(a) of the Code.

4.No gain or loss will be recognized by the Target Fund upon the distribution of its corresponding Acquiring Fund shares to its shareholders in complete liquidation of the Target Fund pursuant to Section 361(c)(1) of the Code.

5.The tax basis of each Asset of the Target Fund received by its corresponding Acquiring Fund will be the same as the tax basis of such Asset to the Target Fund immediately prior to the exchange pursuant to Section 362(b) of the Code.

6.The holding period of each Asset of the Target Fund received by its corresponding Acquiring Fund will include the periods during which such Asset was held by the Target Fund pursuant to Section 1223(2) of the Code.

7.No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of their Target Fund shares for its corresponding Acquiring Fund shares (including fractional shares to which they may be entitled), pursuant to Section 354(a) of the Code. With respect to the Select Industries Fund Reorganization, no gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of their Target Fund shares for its corresponding Acquiring Fund shares (except with respect to cash in lieu of fractional shares, if any), pursuant to Section 354(a) of the Code.

8.The aggregate tax basis of the Acquiring Fund shares received by each shareholder of the Target Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the shareholder’s Target Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

9.The holding period of the Acquiring Fund shares received by each shareholder of the Target Fund (including fractional shares to which they may be entitled) will include the shareholder’s holding period of the Target Fund shares surrendered in exchange therefor, provided that such Target Fund shares were held as a capital asset on the date of the Reorganization pursuant to Section 1223(1) of the Code.

10.For the purposes of Section 381 of the Code, the Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the

Board of Trustees, Leuthold Funds, Inc.
Board of Trustees, Managed Portfolio Series
[___], 2024

regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), the items of the Target Fund described in Section 381(c) of the Code as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and, if applicable, the Income Tax Regulations promulgated thereunder.
Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Funds, the Acquiring Funds or any Target Fund shareholders with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes as a result of the transfer of such asset regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.

    Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

    Our opinion is conditioned upon the performance by MPS, on behalf of the Acquiring Funds, and LFI, on behalf of the Target Funds, of the undertakings in the Agreement and the Representation Letters. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganizations or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganizations on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

    With respect to the registration statement of each Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of the Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization (the “Registration Statement”), we hereby consent to: (i) the use of this opinion as an exhibit to the Registration Statement, (ii) the use of our firm’s name in the Registration Statement, and (iii) the discussion of this opinion in the Registration Statement.

Board of Trustees, Leuthold Funds, Inc.
Board of Trustees, Managed Portfolio Series
[___], 2024

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP